Exhibit 16.2

January 6, 2011

Office of the Chief Accountant

Securities and Exchange Commission

Washington, DC  20549

Re:  Change in Certifying Accountant

Ladies and Gentlemen:

We have read item 4.01 of NVCN Corporation Form 8-K/A dated December 20, 2010 and we agree with the statements therein concerning Gruber & Company, LLC as the Registrant’s predecessor independent registered accounting firm.

/s/ Gruber & Company, LLC

Gruber & Company, LLC

Lake Saint Louis, Missouri